SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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THE TIMKEN COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Notice of
2003
Annual Meeting of
Shareholders
and
Proxy Statement

THE TIMKEN COMPANY
Canton, Ohio U.S.A.

CHAIRMAN’S LETTER
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
ITEM NO. 1 ELECTION OF CLASS III DIRECTORS
INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORT COMPLIANCE
SUBMISSION OF SHAREHOLDER PROPOSALS
GENERAL

W. R. Timken, Jr.	WORLDWIDE LEADER IN BEARINGS AND STEEL
Chairman – Board of Directors

March 10, 2003

Dear Shareholder:

The 2003 Annual Meeting of The Timken Company will be held on Tuesday, April 15, 2003, at ten o’clock in the morning at the corporate offices of the Company in Canton, Ohio.

This year, you are being asked to act upon one matter recommended by your Board of Directors. Details of this matter are contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.

I appreciate the strong support of our shareholders over the years and look forward to a similar vote of support at the 2003 Annual Meeting.

Sincerely,

W. R. Timken, Jr.

Enclosure

THE TIMKEN COMPANY	1835 Dueber Avenue, S.W. Canton, Ohio 44706-0927 USA	Telephone: (330) 438-3000

THE TIMKEN COMPANY
Canton, Ohio

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, April 15, 2003, at 10:00 A.M., at 1835 Dueber Avenue, S.W., Canton, Ohio, for the following purposes:

1.	To elect five Directors to serve in Class III for a term of three years.

2.	To transact such other business as may properly come before the meeting.

Holders of Common Stock of record at the close of business on February 14, 2003, are the shareholders entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT AND, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.

SCOTT A. SCHERFF
Corporate Secretary and
Assistant General Counsel

March 10, 2003

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR
PROXY CARD OR VOTE ELECTRONICALLY.

THE TIMKEN COMPANY

PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors in connection with the Annual Meeting of Shareholders to be held April 15, 2003, for the purpose of considering and acting upon the matters specified in the foregoing Notice. The mailing address of the corporate offices of the Company is 1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798. The approximate date on which this Proxy Statement and form of proxy will be first sent or given to shareholders is March 10, 2003.

     Financial and other reports will be submitted to the meeting, but it is not intended that any action will be taken on these reports. The Board of Directors is not aware that matters other than those specified in the foregoing Notice will be brought before the meeting for action. However, if any such matters should be brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.

ELECTION OF DIRECTORS

     The Company presently has twelve Directors who, pursuant to the Amended Regulations of the Company, are divided into three classes with four Directors in each class. At the Board of Directors’ meeting held on January 31, 2003, the Board passed a resolution increasing the number of Directors from twelve to thirteen effective as of the 2003 Annual Meeting. The increase of one Director was apportioned to Class III. As a result, at the 2003 Annual Meeting, five Directors will be elected to serve in Class III for a three-year term to expire at the 2006 Annual Meeting. Under Ohio law and the Company’s Amended Regulations, candidates for Director receiving the greatest number of votes shall be elected.

     If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they shall deem advisable.

ITEM NO. 1
ELECTION OF CLASS III DIRECTORS

     The Board of Directors, by resolution at its January 31, 2003, meeting, nominated the five individuals set forth below to be elected Directors in Class III at the 2003 Annual Meeting to serve for a term of three years expiring at the Annual Meeting in 2006 (or until their respective successors are elected and qualified). All of the nominees have been previously elected as a Director by the shareholders except General Ralston. Each of the nominees listed below has consented to serve as a Director if elected. At its January 31, 2003, meeting, the Board passed a resolution waiving its retirement policy for Mr. Gault.

     Unless otherwise indicated on any proxy, the persons named as proxies on the enclosed proxy form intend to vote the shares covered by such proxy form in favor of the nominees named below.

     The following table, based on information obtained in part from the respective nominees and in part from the records of the Company, sets forth information regarding each nominee as of January 1, 2003.

	Age; Principal Position or Office;	Director
	Business Experience for Last Five Years;	Continuously
Name of Nominee	Directorships of Publicly Held Companies	Since

Stanley C. Gault	77, Retired Chairman of the Board of The Goodyear Tire & Rubber Company, a manufacturer and distributor of tires, chemicals, polymers, plastic film and other rubber products. Director of: Avon Products, Inc.; Wal-Mart Stores, Inc.	1988

Joseph W. Ralston	59, General – United States Air Force (Retired). Previous positions: Supreme Allied Commander, Europe, NATO; Vice Chairman, Joint Chiefs of Staff (second ranking military position in the U.S. government).	—

John M. Timken, Jr.	51, Private Investor	1986

W. R. Timken, Jr.	64, Chairman – Board of Directors of The Timken Company. Previous positions: Chairman and CEO; Chairman, President and CEO. Director of: Diebold, Incorporated.	1965

Jacqueline F. Woods	55, Retired President of Ameritech Ohio, a telecommunications company. Director of: Anderson’s Inc.; OfficeMax, Inc.	2000

CONTINUING DIRECTORS

     The remaining eight Directors, named below, will continue to serve in their respective classes until their respective terms expire. The following table, based on information obtained in part from the respective Directors and in part from the records of the Company, sets forth information regarding each continuing Director as of January 1, 2003.

	Age; Principal Position or Office;		Director
	Business Experience for Last Five Years;	Term	Continuously
Name of Director	Directorships of Publicly Held Companies	Expires	Since

James W. Griffith	49, President and Chief Executive Officer of The Timken Company.	April 2004	1999
	Previous positions: President and Chief Operating Officer; Group Vice President – Bearings – North American Automotive, Asia Pacific and Latin America.
	Director of: Goodrich Corporation.

John A. Luke, Jr.	54, Chairman, President and Chief Executive Officer of MeadWestvaco Corporation, a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals.	April 2004	1999
	Previous positions: President and Chief Executive Officer of MeadWestvaco Corporation; Chairman, President and Chief Executive Officer of Westvaco Corporation.
	Director of: The Bank of New York Company, Inc.; MeadWestvaco Corporation.

Robert W. Mahoney	66, Retired Chairman of the Board of Diebold, Incorporated, a company specializing in the automation of self-service transactions, security products, software and service for its products.	April 2005	1992
	Previous positions: Chairman of the Board and Chief Executive Officer of Diebold, Incorporated; President and Chief Executive Officer of Diebold, Incorporated.
	Director of: Sherwin-Williams Co.; Federal Reserve Bank of Cleveland (Chairman).

Jay A. Precourt	65, Chairman of the Board and Chief Executive Officer of ScissorTail Energy, a gatherer and processor of natural gas.	April 2005	1996
	Previous positions: Chairman of the Board and Chief Executive Officer of Hermes Consolidated Inc., a gatherer, transporter and refiner of crude oil and crude oil products; Vice Chairman and Chief Executive Officer of Tejas Gas, LLC; President of Tejas Gas, LLC, an intrastate gatherer, transporter and marketer of natural gas; Chairman of the Board of Coral Energy L.P., a marketer of electricity and natural gas.

	Age; Principal Position or Office;		Director
	Business Experience for Last Five Years;	Term	Continuously
Name of Director	Directorships of Publicly Held Companies	Expires	Since

	Director of: Apache Corporation; Founders Funds, Inc.; Halliburton Company; Chairman of the Board of Hermes Consolidated Inc.

Ward J. Timken	60, Vice President of The Timken Company	April 2004	1971

Ward J. Timken, Jr.	35, Corporate Vice President – Office of the Chairman of The Timken Company.	April 2005	2002
	Previous positions: Vice President – Latin America; Business Development Manager – Europe, Africa and West Asia.

Joseph F. Toot, Jr.	67, Retired President and Chief Executive Officer of The Timken Company.	April 2005	1968
	Director of: PSA Peugeot Citroen; Rockwell Automation, Inc.; Rockwell Collins, Inc.

Martin D. Walker	70, Principal, MORWAL Investments, a private investment firm.	April 2004	1995
	Previous position: Chairman and Chief Executive Officer of M. A. Hanna Company, an international specialty chemicals company, whose primary businesses are plastics and rubber compounding, color and additive concentrates and distribution of plastic resins and engineered shapes.
	Director of: ArvinMeritor Inc.; Comerica Inc.; The Goodyear Tire & Rubber Company; Lexmark International Inc.; Textron Inc.

     W. R. Timken, Jr. and Ward J. Timken are brothers and are cousins of John M. Timken, Jr. Ward J. Timken, Jr. is the son of Ward J. Timken and the nephew of W. R. Timken, Jr. The Board of Directors has an Audit Committee and a Compensation Committee; it does not have a Nominating Committee since the Board as a whole performs that function. Jay A. Precourt (Chairman), John M. Timken, Jr. and Jacqueline F. Woods are the members of the Audit Committee, which generally monitors the audit of the Company’s financial statements conducted by the auditors of the Company. Stanley C. Gault (Chairman), John A. Luke, Jr., Robert W. Mahoney and Martin D. Walker are the members of the Compensation Committee, which establishes compensation for the Company’s Officers and determines incentive and performance awards. During 2002, there were eleven meetings of the Board of Directors, five meetings of its Audit Committee and three meetings of its Compensation Committee. All nominees for Director and all continuing Directors attended 75 percent or more of the meetings of the Board and its Committees that they were eligible to attend.

     Each Nonemployee Director who served in 2002 was paid at the annual rate of $27,500 for services as a Director. Each Nonemployee Director serving at the time of the Annual Meeting of Shareholders on April 16, 2002, received a grant of 500 shares of Common Stock and a grant of 3,000 nonqualified stock options under The Timken Company Long-Term Incentive Plan, as Amended and Restated, following the meeting, and such Directors and nominees for Director will receive annual grants of Common Stock and stock options under the Plan following the Annual Meeting of Shareholders each year as long as they serve as Nonemployee Directors. Upon election to the Board, a new Nonemployee Director receives a grant of 2,000 restricted shares under The Timken Company Long-Term Incentive Plan, as Amended and Restated. Members of the Audit Committee and the Compensation Committee received additional compensation at the rate of $10,000 per year for the Committee Chairmen and $5,000 per year for each regular Committee member. Pursuant to a resolution passed by the Board at its meeting on December 18, 2002, the cash compensation of Nonemployee Directors has been changed effective January 1, 2003. Nonemployee Directors will now be paid at the annual rate of $35,000 for services as a Director. The Chairperson of the Audit Committee will receive additional compensation of $20,000 annually, and other Audit Committee members will receive $10,000 annually. The Chairperson of the Compensation Committee will now receive $15,000 annually, and other Compensation Committee members will receive $7,500 annually. The equity portion of the compensation of the Nonemployee Directors remains the same as described above.

     Any Director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation based upon the provisions of The Director Deferred Compensation Plan adopted by the Board on February 4, 2000. Pursuant to the plan, cash fees can be deferred into a notional account to be paid at a future date. The cash account will be adjusted through investment crediting options which include a benchmark interest rate quarterly and the total shareholder return of the Company’s Common Stock, with amounts paid either in a lump sum or in installments in cash. Each Nonemployee Director will be credited with an amount equal to the value of 500 shares of Common Stock under this plan at the time of the 2003 Annual Meeting of Shareholders, which must be deferred for at least three years and will be paid out in cash based on the total shareholder return option. Stock compensation can be deferred to a future date and paid either in a lump sum or installments and is payable in shares plus a cash amount representing dividend equivalents during the deferral period. Directors who are employees of the Company receive no separate fees as Directors of the Company.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table shows, as of January 1, 2003, the beneficial ownership of Common Stock of the Company by each continuing Director and nominee for election as a Director, by the Chairman – Board of Directors (who is also a Director), the President and Chief Executive Officer (who is also a Director) and the four other most highly compensated Executive Officers during 2002, and by all continuing Directors, nominees for Director and Officers as a group. Beneficial ownership of Common Stock has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of Common Stock. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of Common Stock.

	Amount and Nature of Beneficial Ownership of Common Stock

	Sole Voting	Shared Voting
	Or Investment	or Investment		Aggregate		Percent of
Name	Power (1)	Power		Amount (1)		Class

Michael C. Arnold	89,224	0		89,224		*
Bill J. Bowling	324,186	0		324,186		*
Glenn A. Eisenberg	57,942	0		57,942		*
Stanley C. Gault	70,300	0		70,300		*
James W. Griffith	200,795	23,963		224,758		*
John A. Luke, Jr.	9,887	0		9,887		*
Robert W. Mahoney	12,751	0		12,751		*
Salvatore J. Miraglia, Jr.	100,340	0		100,340		*
Jay A. Precourt	23,266	0		23,266		*
Joseph W. Ralston	0	0		0		*
John M. Timken, Jr.	677,768 (2)	818,610	(3)	1,496,378	(2)(3)	2.4%
Ward J. Timken	478,973	6,271,190	(3)	6,750,163	(3)	10.6%
Ward J. Timken, Jr.	110,768	5,328,298	(3)	5,439,066	(3)	8.6%
W. R. Timken, Jr.	700,750	7,154,545	(3)	7,855,295	(3)	12.4%
Joseph F. Toot, Jr.	293,021	200		293,221		*
Martin D. Walker	16,308	0		16,308		*
Jacqueline F. Woods	9,245	0		9,245		*
All Directors, Nominees for Director and Officers as a Group (4)	3,929,332	7,355,036		11,284,368		17.8%

* Percent of class is less than 1%.

(1)	Includes shares which the individual or group named in the table has the right to acquire, on or before March 1, 2003, through the exercise of stock options pursuant to the 1985 Incentive Plan and the Long-Term Incentive Plan, as Amended and Restated, as follows: Michael C. Arnold – 59,943; Bill J. Bowling – 231,448; Glenn A. Eisenberg – 7,500; Stanley C. Gault – 6,000; James W. Griffith – 178,457; John A. Luke – 6,000; Robert W. Mahoney – 6,000; Salvatore J. Miraglia, Jr. – 61,541; Jay A. Precourt – 6,000; John M. Timken, Jr. – 6,000; Ward J. Timken – 27,000; Ward J. Timken, Jr. – 21,375; W. R. Timken, Jr. – 435,500; Joseph F. Toot, Jr. – 224,000; Martin D. Walker – 6,000; Jacqueline F. Woods – 6,000; all Directors, Nominees and Officers as a Group – 1,790,179. Also includes 7,947 shares for W. R. Timken, Jr. earned as dividend equivalents which have vested, but whose issuance has been deferred until a later date under the Company’s Deferred Compensation Plan, and 1,000 shares for Stanley Gault and 500 shares for Jacqueline Woods awarded as annual grants under the Long-Term Incentive Plan but whose receipt has been deferred until a later date under the Director Deferred Compensation Plan. Such shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(2)	Includes 248,427 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.

(3)	Includes shares for which another individual named in the table is also deemed to be the beneficial owner, as follows: John M. Timken, Jr. – 806,150; Ward J. Timken – 6,190,562; Ward J. Timken, Jr. – 5,319,488; W. R. Timken, Jr. – 6,925,168.

(4)	The number of shares beneficially owned by all Directors, nominees for Directors and Officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 27 individuals.

     Members of the Timken family, including Messrs. John M. Timken, Jr.; Ward J. Timken; Ward J. Timken, Jr. and W. R. Timken, Jr., have in the aggregate sole or shared voting power with respect to at least an aggregate of 11,956,541 shares (18.9%) of Common Stock, which amount includes 489,875 shares that members of the Timken family have the right to acquire, on or before March 1, 2003, and shares deferred as set forth in Footnote (1) above. The members of the Timken family identified in the table are not deemed to be the beneficial owners of all such shares. The Timken Foundation of Canton, 200 Market Avenue North, Suite 201, Canton, Ohio 44702, holds 5,247,944 of these shares, representing 8.3% of the outstanding Common Stock. Messrs. Ward J. Timken; W. R. Timken, Jr. and Don D. Dickes are trustees of the Foundation and share the voting and investment power.

     A filing with the Securities and Exchange Commission dated December 31, 2002, by American Express Financial Corporation, 200 AXP Financial Center, Minneapolis, Minnesota 55474, indicated it holds 12,509,751 shares (20%) of the Company’s outstanding Common Stock as trustee of the Company’s defined contribution plans. Participants in the plans have voting power over such shares.

     A filing with the Securities and Exchange Commission dated February 14, 2003, by KeyCorp, 127 Public Square, Cleveland, Ohio 44114, indicated that it has or shares voting or investment power over 4,294,254 shares (7%) of the Company’s outstanding Common Stock.

     A filing with the Securities and Exchange Commission dated January 28, 2003, by Lord Abbett & Co., 90 Hudson Street, Jersey City, New Jersey 07302, indicated that it has voting or investment power over 5,120,177 shares (8%) of the Company’s outstanding Common Stock.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning compensation for each of the individuals who served as the Company’s Chief Executive Officer during 2002 and the four other most highly compensated Executive Officers who were Executive Officers at the end of 2002. After serving as Chief Operating Officer since November 5, 1999, Mr. James W. Griffith succeeded W. R. Timken, Jr. as Chief Executive Officer on July 30, 2002. Mr. Timken will remain as Chairman of the Board until his intended retirement on December 31, 2003.

		ANNUAL			LONG TERM
		COMPENSATION			COMPENSATION AWARDS

				(A)	(B)
				OTHER	RESTRICTED	SECURITIES	(C)
				ANNUAL	STOCK	UNDERLYING	ALL OTHER
NAME AND		SALARY	BONUS	COMP	AWARD(S)	OPTIONS	COMP
PRINCIPAL POSITION	YEAR	($)	($)	($)	($)	(#)	($)

W. R. Timken, Jr.	2002	950,000	500,000	0	1,080,000	100,000	87,941
Chairman of the Board	2001	950,000	0	357		135,000	100,766
	2000	850,000	278,800	8,779		135,000	69,597

James W. Griffith	2002	712,500	422,000	181	1,080,000	50,000	56,204
President and Chief	2001	650,000	0	11,543		85,000	51,863
Executive Officer	2000	600,000	190,000	5,336		85,000	43,030

Bill J. Bowling	2002	550,000	250,000	348	540,000	35,000	55,541
Executive Vice President,	2001	550,000	0	14,969		60,000	62,441
Chief Operating Officer	2000	525,000	150,000	8,066		85,000	57,404
and President — Steel

Glenn A. Eisenberg ( D)	2002	438,587	285,000	67,520	833,000	50,000	38,983
Executive Vice President - Finance and Administration

Michael C. Arnold	2002	345,000	125,000	109	405,000	15,000	22,586
President — Industrial	2001	305,000	0	0		35,000	24,126
	2000	275,000	75,000	2,104		15,000	13,992

Salvatore J. Miraglia, Jr.	2002	340,000	110,000	3,080	270,000	10,000	24,473
Sr. Vice President -	2001	320,000	0	7,000		30,000	26,497
Technology	2000	300,000	64,000	4,500		40,000	22,912

(A)	Reflects reimbursement of taxes resulting from payment of company-related spousal travel expenses. In addition, this column also reflects $60,819 in temporary living and relocation expenses and $6,701 reimbursement for related taxes resulting from the relocation for Mr. Eisenberg.

(B)	As of December 31, 2002, Mr. Timken held a total of 40,000 Restricted Shares with a value of $764,000; Mr. Griffith held a total of 40,000 Restricted Shares with a value of $764,000; Mr. Bowling held a total of 20,000 Restricted Shares with a value of $382,000; Mr. Eisenberg held a total of 50,000 Restricted Shares with a value of $955,000; Mr. Arnold held a total of 15,000 Restricted Shares with a value of $286,500; and Mr. Miraglia held a total of 10,000 Restricted shares with a value of $191,000. The restricted shares grant will vest at the rate of 25% per year, for four years, with the exception of the grant awarded to Mr. Eisenberg. Mr. Eisenberg’s grant will vest 6,000 shares per year, on his anniversary date of hire for years 2003 though 2006, with the remaining 26,000 shares vesting in year 2007. Dividends are paid on Restricted Shares at the same rate as paid to all shareholders.

(C)	The amounts shown in this column for 2002 have been derived as follows:

Mr. Timken:
$7,480 annual Company contribution to the Savings and Investment Pension Plan (SIP Plan).
$36,220 annual Company contribution to the Post Tax Savings and Investment Pension Plan (Post Tax SIP Plan).
$44,241 annual Company paid life insurance premium.

Mr. Griffith: $7,480 annual Company contribution to the SIP Plan. $25,295 annual Company contribution to the Post Tax SIP Plan. $23,429 annual Company paid life insurance premium.

Mr. Bowling: $7,480 annual Company contribution to the SIP Plan. $17,820 annual Company contribution to the Post Tax SIP Plan. $30,241 annual Company paid life insurance premium.

Mr. Eisenberg: $7,480 annual Company contribution to the SIP Plan. $10,960 annual Company contribution to the Post Tax SIP Plan. $20,543 annual Company paid life insurance premium.

Mr. Arnold: $7,480 annual Company contribution to the SIP Plan. $9,580 annual Company contribution to the Post Tax SIP Plan. $5,526 annual Company paid life insurance premium.

Mr. Miraglia: $7,480 annual Company contribution to the SIP Plan. $8,160 annual Company contribution to the Post Tax SIP Plan. $8,833 annual Company paid life insurance premium.

(D)	Mr. Eisenberg joined the company, on January 10, 2002, as Executive Vice President – Finance and Administration. Upon his employ with the company, Mr. Eisenberg was given a $100,000 signing bonus, reflected in the bonus column.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning stock option grants made to the individuals named in the Summary Compensation Table during 2002 pursuant to The Timken Company Long-Term Incentive Plan, as Amended and Restated.

INDIVIDUAL GRANTS

		PERCENT
	(A)	OF TOTAL			(C)
	NUMBER OF	OPTIONS			GRANT
	SECURITIES	GRANTED TO	EXERCISE		DATE
	UNDERLYING	EMPLOYEES	OR BASE		PRESENT
	OPTIONS	IN FISCAL	PRICE	EXPIRATION	VALUE
NAME	GRANTED	YEAR	($/SHARE)	DATE	($)

W. R. Timken, Jr.	100,000	9.0%	$25.40	April 16, 2012	946,000
James W. Griffith	50,000	4.5%	$25.40	April 16, 2012	473,000
Bill J. Bowling	35,000	3.2%	$25.40	April 16, 2012	331,100
Glenn A. Eisenberg (B)	30,000	2.7%	$16.45	January 10, 2012	180,900
	20,000	1.8%	$16.45	January 10, 2012	108,400
Michael C. Arnold	15,000	1.4%	$25.40	April 16, 2012	141,900
Salvatore J. Miraglia	10,000	.9%	$25.40	April 16, 2012	94,600

(A)	These options were granted on April 16, 2002, and are exercisable beginning 12 months after the date granted, with 25% of the options covered thereby becoming exercisable at that time and with an additional 25% becoming exercisable on each of the following three anniversaries. The agreements pertaining to these options provide that such options will become exercisable in full and will vest in the event of normal retirement, early retirement with company consent, death, disability or a change in control, as defined in such agreements, of the Company.

(B)	Upon joining the company, Mr. Eisenberg received two grants of non-qualified stock options, on January 10, 2002. The grant of 30,000 options has the same terms as those described in Footnote A. The second grant of 20,000 options is performance-based vesting, and become exercisable if the price per common share reaches $35.

(C)	The rules on executive compensation disclosure issued by the Securities and Exchange Commission authorize the use of variations of the Black-Scholes option-pricing model in valuing executive stock options. The Company used this model to estimate grant date present value. In applying this model, basic assumptions were made concerning variables such as expected option term, interest rates, stock price volatility and future dividend yield, to establish an initial option value. The initial option value was then reduced to reflect vesting restrictions. This adjustment was accomplished by discounting the initial option value to reflect estimates of annual executive turnover and the average vesting period. There is, of course, no assurance that the value actually realized by an executive will be at or near the estimated value, for the actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

     The following assumptions were used in establishing the initial option value for the options granted on April 16, 2002: (a) an option term of 8 years, which is the expected life of the option based on historical experience of stock option exercises by executives at the Company; (b) an interest rate of 5.290%, which corresponds to the yield to maturity on an 8-year U.S. Treasury strip on April 16, 2002; (c) volatility of .5057, calculated using the quarter-ending stock prices for 5 years prior to the grant date; and (d) dividend yield of 3.57%, the average amount paid annually over the 5 years prior to grant date. The following assumptions were used to discount the initial value for vesting restrictions: (a) discount factor of 3% per year, the estimated annual turnover for executives excluding retirement, and (b) an average vesting period of 2.5 years.

     For the grant on January 10, 2002, the same assumptions were used in the initial option value as stated above with the following exceptions: (a) an interest rate of 5.168%, which corresponds to the yield to maturity on an 8-year U.S. Treasury strip on January 10, 2002; (b) volatility of .4833 calculated using the quarter ending stock price for 5 years prior to the grant date; and (c) a dividend yield of 3.56%, the average amount paid annually over the 5 years prior to the grant date. In addition, the Black-Scholes value of the grant of 20,000 options was discounted by 13%, to account for the probability of reaching the designated performance level.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to stock option grants for the individuals named in the Summary Compensation Table under The Timken Company Long-Term Incentive Plan, as Amended and Restated.

		(A)			(B)
			NUMBER OF SECURITIES		VALUE OF IN-THE-MONEY
	SHARES AQUIRED ON EXERCISED (#)	VALUE REALIZED ($)		UNDERLYING OPTIONS AT		OPTIONS AT
			FISCAL YEAR-END		FISCAL YEAR-END
			(#)		($)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

W. R. Timken, Jr.	0	0	458,000	300,500	369,826	630,788
James W. Griffith	0	0	176,250	248,250	253,426	449,726
Bill J. Bowling	22,800	42,738	233,900	149,500	89,553	201,338
Glenn A. Eisenberg	0	0	0	50,000	0	132,500
Michael C. Arnold	0	0	58,875	74,225	42,188	116,776
Salvatore J. Miraglia, Jr.	15,000	37,313	59,850	64,000	969	99,863

(A)	The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Company’s Common Stock on the date of exercise.

(B)	Based on the difference between the exercise price and the closing stock price on the New York Stock Exchange at year-end.

LONG-TERM INCENTIVE PLAN – AWARDS IN LAST FISCAL YEAR

     The following table provides information relating to the performance unit awards that were made in 2002 to the individuals named in the Summary Compensation Table under The Timken Company Long-Term Incentive Plan, as Amended and Restated.

	NUMBER OF
	SHARES,UNITS	PERFORMANCE OR
	OR OTHER	OTHER PERIOD	ESTIMATED FUTURE PAYOUTS
	RIGHTS	UNTIL MATURATION	UNDER NON-STOCK PRICE BASED PLANS

NAME	(#)	OR PAYOUT	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)

W. R. Timken, Jr.	9,500	1/1/2002 – 12/31/2004	475,000	950,000	1,425,000
James W. Griffith	5,850	1/1/2002 – 12/31/2004	292,500	585,000	877,500
Bill J. Bowling	4,400	1/1/2002 – 12/31/2004	220,000	440,000	660,000
Glenn A. Eisenberg	3,600	1/1/2002 – 12/31/2004	180,000	360,000	540,000
Michael C. Arnold	2,415	1/1/2002 – 12/31/2004	120,800	241,500	362,300
Salvatore J. Miraglia, Jr.	2,040	1/1/2002 – 12/31/2004	102,000	204,000	306,000

     The table above presents information about performance units awarded during 2002. Each performance unit has a cash value of $100.00. Payouts of awards are subject to the attainment of performance goals tied to the achievement of Return on Equity and Sales Growth targets. Each measure is weighted equally. For a payment to be earned, the final actual performance during the performance period must exceed the threshold performance levels for both Return on Equity and Sales Growth. For both measures combined, the minimum award is limited to 50% of target and the maximum award is limited to 150% of target. Performance units earned are payable to the grantee in cash or Common Shares, as determined by the Compensation Committee, and as soon as practicable after the performance period.

PENSION PLAN TABLE

     The following table shows the estimated annual retirement benefits for Executive Officers with the earnings and years of service combinations indicated. Amounts shown in the table are developed assuming retirement at age 62 and Final Average Earnings equal to Remuneration in 2002.

	YEARS OF SERVICE (A) (B)

REMUNERATION (C)	30	35	40

$300,000	165,375	192,938	220,500
400,000	220,500	257,250	294,000
500,000	275,625	321,563	367,500
600,000	330,750	385,875	441,000
700,000	385,875	450,188	514,500
800,000	441,000	514,500	588,000
900,000	496,125	578,813	661,500
1,000,000	551,250	643,125	735,000
1,100,000	606,375	707,438	808,500
1,200,000	661,500	771,750	882,000
1,300,000	716,625	836,063	955,500
1,400,000	771,750	900,375	1,029,000
1,500,000	826,875	964,688	1,102,500

(A)	Amounts in this section of the table have been developed in accordance with the provisions of the retirement plan and individual agreements based upon a straight life annuity, not under any of the various survivor options and before adjustment for Social Security benefits (Officers’ benefits are subject to Social Security offsets). These amounts have been determined without regard to the maximum benefit limitations for defined benefit plans and the limitations on compensation imposed by the Internal Revenue Code of 1986, as amended. The Board of Directors has authorized a supplemental retirement plan and individual agreements that direct the payment out of general funds of the Company of any benefits calculated under the provisions of the applicable retirement plan that may exceed these limits.

(B)	The years of credited service as of December 31, 2002, for the individuals listed in the Summary Compensation Table are 40 for Mr. Timken, 18 for Mr. Griffith, 37 for Mr. Bowling, 0 for Mr. Eisenberg, 23 for Mr. Arnold, and 30 for Mr. Miraglia. No incremental benefit is payable to any of the individuals for years of service in excess of 40. The table above is based on a 1.75% formula per year of service, which applies to Officers elected on or before January 1, 1998. Mr. Eisenberg’s and Mr. Arnold’s benefit will be calculated on the basis of a formula based on a 1% per year of service, which applies to other salaried employees of the Company generally and without regard to the limitations under the Internal Revenue Code referred to in Note A above. For Mr. Eisenberg, cumulative benefits are subject to a floor of 50% of final average earnings at age 62. For Mr. Arnold, cumulative benefits are subject to a floor of 60% of final average earnings at age 62. Mr. Eisenberg’s benefit at age 62, based on current compensation, would be $361,794 and Mr. Arnold’s benefit at age 62, based on current compensation, would be $282,000.

(C)	Plan benefits are based upon average earnings, including any cash bonus plan awards, for the highest four non-consecutive years of the ten years preceding retirement (“Final Average Earnings”). Final Average Earnings not within 10% of the annual compensation shown in the Summary Compensation Table are $1,224,441 for Mr. Timken; $738,208 for Mr. Griffith; $656,250 for Mr. Bowling; $331,500 for Mr. Arnold; and $371,792 for Mr. Miraglia.

EXECUTIVE LOAN

     During 1999 the Company made an unsecured, full recourse loan to James W. Griffith in the amount of $340,000 to purchase Common Stock of the Company to more closely align his interests with those of the shareholders upon his election to the office of President and Chief Operating Officer of the Company. The Company’s loan to Mr. Griffith bears interest at the rate of 6.2% payable at least annually, with principal due on December 16, 2004. As of December 31, 2002, $335,796 remained outstanding.

CHANGE IN CONTROL SEVERANCE AGREEMENTS

     The Company is a party to Severance Agreements with 18 of its senior executives (including the Executive Officers named in the Summary Compensation Table). Under these Agreements, when certain events occur, such as a reduction in the individual’s responsibilities or termination of the individual’s employment, following a change in control of the Company (as defined in the Agreements), the individual will be entitled to receive payment in an amount, grossed up for any excise taxes payable by the individual, equal to three times the individual’s annual base salary and highest annual incentive compensation during the past three years plus a lump sum amount representing a supplemental pension benefit. The individual would also receive certain benefits under the SIP Plan and the Post Tax SIP Plan. The Severance Agreements also permit the individual to resign for any reason or without a reason during the 30-day period immediately following the first anniversary of the first occurrence of a change in control and receive the severance benefits. The amounts payable under these Severance Agreements are secured by a trust arrangement.

CHANGE IN CONTROL SEVERANCE PAY PLAN

     The Company has implemented a Severance Pay Plan covering approximately 105 key associates (other than those who are party to Severance Agreements). Under the Severance Pay Plan, an individual whose employment is terminated following a change in control (as defined in the Plan) may be entitled to receive payment in an amount equal to 150% to 200% of the individual’s annual base salary (depending upon length of service), grossed up for any excise taxes payable by the individual, and may also have certain benefits continued for a period of six months. The Company has created a trust arrangement to provide funds for the enforcement of the Severance Pay Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the “Committee”) of the Board of Directors is composed of Stanley C. Gault, Chairman, John A. Luke, Jr., Robert W. Mahoney and Martin D. Walker. No member of the Committee is a former or current Officer or employee of the Company or of any of its subsidiaries.

Compensation Philosophy

     The Committee’s compensation philosophy focuses on both short and long-term incentive programs that, when added to base salary, provide a total compensation package that will enable the Company to attract and retain superior quality Executive Officers. This approach is intended to enhance Company performance and shareholder value by tying closely the financial interests of Executive Officers and senior managers with those of shareholders. Specifically, the Committee’s philosophy includes these three primary ingredients:

•	Provide sufficient opportunity in total direct compensation that enables the Company to attract, retain and motivate superior quality executive management.

•	Establish base salaries for executive management based upon market data from a related group of companies.

•	Link the financial interests of executive management with those of shareholders, with short and long-term incentive plans tied to corporate, business unit and individual performance.

     The Company, with the Committee’s guidance and approval, has developed a compensation program based on this philosophy for Executive Officers, including the Chief Executive Officer and the other named Executive Officers. This program has three components: base salary, annual performance award, and long-term incentives. Base salaries, on average, have been administered at the market median. The Company relies on its annual performance award, and long-term incentive awards, tied directly to individual, business unit and corporate performance, to provide total direct compensation that is aligned to achievement of goals for the year. The Committee determines specific compensation actions for the Chief Executive Officer and considers and acts upon recommendations made by the Chief Executive Officer regarding compensation of other Executive Officers and key associates.

     In 2002, the Company conducted a review of total direct compensation paid by companies having, in general, net sales from $1-6 billion dollars and a subset of this group was selected as a benchmark for compensation purposes. The companies included in the surveys used to develop base salary ranges are not the same companies used in the peer group index appearing in the performance graph. For compensation purposes, the Company uses surveys of selected companies of similar size and industry because this is the employment market in which it competes. The performance graph, on the other hand, employs a peer index blending the S&P Steel Index and six bearing companies that are direct competitors of the Company’s Bearing Business. Of the six bearing companies, five are foreign companies. The reason for selecting the companies in the peer index had no relationship to compensation comparisons, where the Company seeks to look at other companies of similar size and industry that are more representative of the employment market for executive management whether or not they are in the bearing or steel business. Total direct compensation includes base salary, annual performance award, and long-term incentives. The Company compared total direct compensation opportunity provided to Executive Officers to median total direct compensation for the selected companies as reported in the 2002 Towers Perrin Executive Compensation Survey and the 2002 Hewitt Total Compensation Measurement Executive Survey. Following completion of this analysis and development of proposed base salary ranges and target annual performance award opportunities, an independent compensation consultant reviewed the findings. The Committee approved management’s recommendation for revised base salary ranges, target annual performance award opportunities, and target performance unit award opportunities for the Executive Officer positions effective January 1, 2003.

     The Committee has addressed the impact of Section 162(m) of the Internal Revenue Code (the “Code”) by obtaining shareholder approval of the Senior Executive Management Performance Plan, and of changes to

The Timken Company Long-Term Incentive Plan, as Amended and Restated (“the Long-Term Incentive Plan”), by allowing certain grants under the plan to qualify as performance-based compensation and by establishing deferral agreements with some Executive Officers. Mr. Timken was the only participant in the Senior Executive Management Performance plan for 2002. The Compensation Committee intends to preserve the deductibility of compensation and benefits to the extent practicable and to the extent consistent with its other compensation objectives.

Base Salary

     Base salary ranges are developed to reflect the varying levels of responsibility of the Chief Executive Officer and other Executive Officers. The current salary ranges are based on external surveys and in consultation with an independent compensation consultant. Base salary ranges generally are equivalent to amounts paid to senior managers with comparable responsibilities for the companies studied. Periodically, the Committee reviews the recommendations of the Chairman of the Board, Chief Executive Officer and the Senior Vice President — Human Resources and Organization Advancement and approves, with any modifications it deems appropriate, individual base salary amounts for Executive Officers based on individual performance and position in the salary range.

Annual Performance Award

     The Company’s Senior Executive Management Performance Plan and the Management Performance Plan provide the opportunity to Executive Officers and key associates to earn variable, annual compensation based on the achievement of Corporate and Business Unit performance goals established annually by the Committee and thereafter approved by the Board.

     Management recommends performance goals to the Committee based upon business plans approved by management and reviewed with the Board of Directors. The primary performance measurement is Return on Invested Capital defined as Earnings Before Interest and Taxes as a percentage of Beginning Invested Capital (EBIT/BIC). EBIT/BIC is closely correlated with the creation of shareholder value and is a primary measure from which the awards are derived. This measure is considered at the Corporate level and for each Business Unit. A minimum level of performance is established each year below which no annual performance awards are paid.

     For 2002, the Chairman of the Board was selected by the Compensation Committee as the only participant in the Senior Executive Management Performance Plan with a target award opportunity of 90 percent of base salary. His award opportunity was based upon the attainment of preestablished corporate goals for EBIT/BIC and free cash flow. The Management Performance Plan provided target award opportunities for other Executive Officers that ranged from 40 to 90 percent of base salary, though amounts could vary above and below that range depending upon the attainment of Corporate, Business Unit and individual goals. Both plans require a threshold level of earnings to fund annual performance awards; however, the Management Performance Plan also provides the Compensation Committee with certain discretion in the determination of performance awards for achievement in key areas.

     The primary performance measurement for 2002 for both annual award plans is corporate EBIT/BIC. In addition, specific goals were established for key measures aligned with the creation of shareholder and customer value. In addition, for the Senior Executive Management Performance Plan, specific goals for Free Cash Flow were established by the Committee; and for the Management Performance Plan, key business unit measures such as EBIT/BIC, sales growth and cash flow were established for Business Unit participants, while Corporate Center participants were also measured on corporate free cash flow.

     2002 results exceeded the threshold Corporate EBIT/BIC necessary to allow the remaining two components – Business Unit and individual performance to operate accordingly. For the Senior Executive Management Performance Plan, achievements against specific preestablished targets of EBIT/BIC and free cash flow resulted in an award of 53% of base salary. As provided in the Senior Executive Management Performance Plan and approved by the Committee, restructuring charges as defined by Generally Accepted Accounting Principles (GAAP) were excluded from EBIT/BIC for the purpose of determining the performance award. The Compensation Committee further adjusted the award downward; to recognize non-GAAP recorded items.

     For the Management Performance Plan, Return on Invested Capital (as defined by EBIT/BIC), after excluding the effect of restructuring, impairment and reorganization charges, exceeded the threshold necessary to generate a performance award payment. These charges were excluded from the EBIT/BIC calculation to determine bonus awards recognizing performance related to the on-going operation of the business without reflecting the impact of restructuring/reorganization charges undertaken by the Company. EBIT/BIC excluding charges exceeded the level achieved for 2001 by 3.7%.

     Participants in the Management Performance Plan were also assessed on Business Unit EBIT/BIC, sales and cash flow goals. In addition to Corporate and Business Unit awards, associates were also rewarded for individual performance that could result in a positive or negative adjustment, based on the associates’ relative performance of individual performance objectives. This resulted in cash annual award payments for Executive Officers that ranged from 23% to 59% of base salary earned in 2002.

     At its December 2002 meeting, the Committee reviewed the preliminary goals for the annual performance award plans for 2003. The goals were then set by the Committee at its January 2003 meeting and approved by the Board at its January 2003 meeting. The goals for the Senior Executive Management Performance Plan are corporate EBIT/BIC and corporate free cash flow targets. For the Management Performance Plan, corporate EBIT/BIC and free cash flow, specific business unit measures and individual goals will also be considered. The target award opportunity for Executive Officers in 2003 will range from 40% to 90% of base salary.

Long-Term Incentives

     The Committee administers the Company’s Long-Term Incentive Plan, which was last approved by shareholders effective April 16, 2002. The number of shares that may be issued or transferred under the Plan may not exceed in the aggregate 11,700,000 shares of Common Stock. Awards under the Plan can be made in the form of non-qualified stock options, incentive stock options, appreciation rights, performance shares or performance units, restricted shares and deferred shares. For 2002, a combination of non-qualified stock options, restricted shares and performance units were granted as part of the total compensation package for Executive Officers and the Chief Executive Officer. The use of non-qualified stock options and restricted shares enables Executive Officers to gain value if the Company’s shareholders gain value. Restricted shares were granted in 2002 as part of the total compensation package for Executive Officers and the Chief Executive Officer to reflect the recent changes in the composition of the leadership team. The purpose of utilizing restricted shares as part of the total compensation package was to rapidly align the interests of the leadership team with the Company’s shareholders.

     Share ownership requirements have been established for Executive Officers and other key executives. These guidelines recommend a specific level of ownership ranging from one and one-half to five times salary to be achieved within five years (seven years can be used for some exceptional circumstances) of the date the guidelines became applicable to the Executive.

     The sizes of the awards under the Long-Term Incentive Plan are determined annually. On April 16, 2002, the Committee approved a grant of non-qualified stock options, restricted shares and performance units for the Executive Officers. The committee also approved a grant of non-qualified stock options for key associates. For non-qualified stock options, the option price per common share is equal to the market value per share on the date of the grant. For Executive Officers and key associates, the initial dollar value for each participant’s grant was determined by multiplying the midpoint of their salary range by a position level multiple that ranged from .22 to 2.58. The position level multiples were derived from data on similar-sized companies comparable for compensation purposes as reported in the Towers Perrin Long-Term Incentive Survey compiled in 2001. The number of stock options to grant was calculated by dividing the initial dollar value calculated for each participant by the estimated present value of the Company’s stock options. After this initial determination and with reference to prior year awards, management reviewed and revised as necessary the size of the proposed grant based on individual performance. The Chairman of the Board, President and Chief Executive Officer, and the Senior Vice President — Human Resources and Organization

Advancement presented the recommended grants to the Committee. The Committee reviewed, modified as appropriate and approved the long-term incentive grants, considering the formula, individual performance and the number of shares allocated to the Plan.

     Beginning in 2002, the Committee replaced the targeted value previously delivered through deferred dividend equivalents with grants of performance units for the performance period of January 1, 2002, through December 31, 2004. Performance measures are based on return on equity and sales growth. Each measure is weighted equally. The purpose of the performance units is to better align performance and promote the profitable growth of the Company by recognizing overall corporate intermediate-term performance achievement, providing rewards for achieving targeted levels of growth and shareholder value, and by attracting, motivating and retaining superior executive talent. For additional information about Performance Unit Awards, refer to the Long-Term Incentive Plans – Awards in Last Fiscal Year Table.

Chief Executive Officer Compensation

     The Chief Executive Officer’s compensation is calculated based upon the same factors set forth in the Executive Officer compensation philosophy. The components making up the Chief Executive Officer’s compensation include base salary, annual performance award and long-term incentives. The base salary range for the Chief Executive Officer is determined using survey data in the same manner as for other Executive Officers.

     The Chief Executive Officer’s compensation is aligned with the Company’s performance through the Senior Executive Management Performance Plan and the Long-Term Incentive Plan. The methodology used to calculate the Chief Executive’s compensation under each plan is similar to other Executive Officers.

     W.R. Timken, Jr., who currently continues to serve as Chairman of the Board of the Corporation, also served as Chief Executive Officer through July, 2002. In setting Mr. Timken’s compensation for 2002, the Committee considered a number of factors, including his experience and leadership and his performance in relation to the performance of the company. The Committee also considered Mr. Timken’s direction of organizational development and succession.

     The Committee noted several specific company achievements for the years under Mr. Timken’s direction.

     Despite severe economic conditions in the industrial markets, the Company’s sales increased and the Company returned to solid profitability. For the second year in a row, total return to shareholders was positive in 2002. Net debt was reduced 18% or $84.4 million dollars. A major acquisition was initiated and is near closure, which will increase the company size by over 40%.

     The transition to a new and experienced senior management team in anticipation of Mr. Timken’s pending retirement successfully took another step forward with the Board’s election of Mr. Griffith as Chief Executive Officer.

     As stated previously, Mr. Timken’s annual performance award was measured by the preestablished goals for EBIT/BIC and free cash flow. The company’s 2002 performance resulted in an annual performance award of $500,000 for Mr. Timken.

     In 2002, Mr. Timken received non-qualified stock options covering 100,000 shares. He also received 40,000 restricted shares, which will vest at the rate of 25% per year, and 9,500 performance units covering the performance period of January 1, 2002, through December 31, 2004. The Committee believes that Mr. Timken’s compensation was commensurate with his experience and leadership, his performance and the performance of the Company.

     Effective on August 1, 2002, with his election as President and Chief Executive Officer, James W. Griffith’s base salary was established at $800,000 per year. In setting Mr. Griffith’s compensation, the Committee considered a number of factors, including his experience and performance in relation to the performance of the company. In addition, his annual performance target award was increased from eighty percent of his base salary to ninety percent.

     Mr. Griffith’s annual performance award was measured by the preestablished goals for EBIT/BIC and free cash flow. The company’s performance for 2002 resulted in an annual performance award of $422,000 for Mr. Griffith.

     Prior to his election as Chief Executive Officer, Mr. Griffith was President and Chief Operating Officer of the company. In this capacity, he received non-qualified stock options covering 50,000 shares, 40,000 restricted shares, which will vest at the rate of 25% per year, and 5,850 performance units covering the performance period of January 1, 2002, through December 31, 2004. The Committee believes that Mr. Griffith’s compensation was commensurate with his experience and leadership, his performance and the performance of the Company.

     Total return to Timken shareholders during 2002 was approximately 21.4 percent. The S&P 500 had a negative total return of approximately 22.1 percent for the year, while the peer index had a total return of approximately 1.5 percent.

Compensation Committee
Stanley C. Gault, Chairman
John A. Luke, Jr.
Robert W. Mahoney
Martin D. Walker

Assumes $100 invested on January 1, 1998, in Timken Company Common Stock, S&P 500 Index and Peer Index.

	1998	1999	2000	2001	2002

Timken Company	$56.53	$63.54	$49.15	$54.80	$66.50
S&P 500	128.58	155.64	141.43	124.70	97.14
70% Bearing/30% Steel	94.71	123.16	105.81	98.44	99.88

The line graph compares the cumulative total shareholder returns over five years for The Timken Company, the S&P 500 Stock Index, and a peer index that proportionally reflects The Timken Company’s two businesses. The S&P Steel Index comprises 30% of the peer index. This index was comprised of seven steel companies in 1996 and is now four (Allegheny Technologies, Nucor, USX and Worthington) as industry consolidation and bankruptcy have reduced the number of companies in the index. The remaining 70% is a self constructed bearing index that consists of six companies. These six companies are Kaydon, FAG, Koyo Seiko, NSK, NTN and SKF. The last five are non-US bearing companies that are based in Germany (FAG), Japan (Koyo Seiko, NSK, NTN), and Sweden (SKF). The bearing index was favorably impacted by FAG which appreciated by 71.9% in the year 2001 primarily due to the unsolicited takeover by INA-Holding Schaeffler KG. FAG has been maintained in the peer index because a portion of its shares continue to be publicly traded.

AUDIT COMMITTEE REPORT

     The Board of Directors of The Timken Company (the “Company”) adopted a written Audit Committee Charter in June, 2000, which is reviewed annually. All members of the Audit Committee are independent as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards.

     The Audit Committee has reviewed and discussed with the Company’s management and the Company’s independent auditors the audited financial statements of the Company contained in the Company’s Annual Report to Shareholders for the year ended December 31, 2002. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

     The Audit Committee has received and reviewed the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committees”), has discussed with the Company’s independent auditors such independent auditors’ independence, and considered the compatibility of non-audit services with the auditors’ independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission.

Jay A. Precourt, Chairman
John M. Timken, Jr.
Jacqueline F. Woods

AUDITORS

     The independent accounting firm of Ernst & Young LLP has acted as the Company’s auditor for many years and has been selected as the auditor for the current year. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions. Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to the Company in 2001 and 2002.

(Thousands of dollars)	2001	2002

Audit fees:
Consolidated financial statements	$685	$680
Statutory audits	481	501
Regulatory filings (SEC)	48	153

	1,214	1,334
Audit-related fees:
Employee benefit plan audits	138	138
Accounting consultation	52	79
Due diligence related to acquisitions	192	1,161

	382	1,378
Tax fees:
Tax compliance	910	539
Tax planning	1,627	1,273
Tax advice related to acquisitions	0	236

	2,537	2,048

All other fees:
Real estate advisory service	0	80

	$4,133	$4,840

Financial Information Systems Design and Implementation Fees

     Ernst & Young provided no professional services of this nature to the Company in the years 2001 and 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORT COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s Executive Officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange, and to provide the Company with copies of such reports. The Company is required to disclose any failure by any of the above-mentioned persons to make timely Section 16 reports.

     Based solely upon its review of the copies of such reports furnished to the Company, or written representations that no forms were required to be filed, the Company is not aware of any instances of noncompliance, or late compliance, with such filings during the year ended December 31, 2002, by its Executive Officers, directors, or ten percent shareholders, except that the Company determined in the course of preparing 2002 year-end reports that crediting of Directors’ cash compensation deferred into the hypothetical Common Shares fund option of the Director Deferred Compensation Plan should have been reported previously even though only cash goes into the Plan and the distribution from the Plan is in cash. Messrs. Gault, Precourt and Walker each reported these transactions on a Form 5 filed for 2002 reflecting four such reports each with respect to quarterly crediting of deferred compensation during the years 2000 through 2002. A former Director, J. Clayburn La Force, Jr. also filed a Form 5 for 2002 reflecting two such reports for the quarterly period during 2000 and 2001.

25

SUBMISSION OF SHAREHOLDER PROPOSALS

     The Company must receive by October 27, 2003, any proposal of a shareholder intended to be presented at the 2004 Annual Meeting of shareholders and to be included in the Company’s proxy materials related to the 2004 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). Such proposals should be submitted by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2004 Annual Meeting (“Non-Rule 14a-8 Proposals”) must be received by the Company by January 24, 2004, or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2004 Annual Meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company after January 24, 2004.

GENERAL

     On the record date of February 14, 2003, there were outstanding 63,423,533 shares of Common Stock, each entitled to one vote upon all matters presented to the meeting.

     The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, Officers and regular employees of the Company, without extra remuneration, may solicit the return of proxies by telephone, telegraph, facsimile, personal contact or other means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee not to exceed $9,500, plus reasonable out-of-pocket expenses.

     Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted for the election of Directors as indicated under Item No. 1.

     You may, without affecting any vote previously taken, revoke your proxy by a later dated proxy received by the Company, or by giving notice to the Company either in writing or at the meeting.

     National City Bank (“National City”) will be responsible for tabulating the results of shareholder voting. National City will submit a total vote only, keeping all individual votes confidential. Representatives of National City will serve as inspectors of election for the Annual Meeting. Under Ohio law and the Company’s Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting, but proxies representing shares held in “street name” by brokers that are not voted will not be counted for quorum purposes. Such abstentions and “broker non-votes” will not be counted in the election of Directors.

     After April 1, 2003, the Company will furnish to each shareholder, upon written request and without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, including financial statements and schedules thereto, filed with the Securities and Exchange Commission. Requests should be addressed to Scott A. Scherff, Corporate Secretary and Assistant General Counsel, The Timken Company, 1835 Dueber Avenue, S.W. — GNE-01, Canton, Ohio 44706-2798.

26

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 15, 2003	Parking: Shareholders attending the meeting
10:00 a.m.	may park in the visitor lot behind the Corporate
Corporate Auditorium (CIG)	Office building.
The Timken Company
1835 Dueber Avenue, S.W.	Note: If your shares are held in street name,
Canton, OH 44706-2798	please bring a letter with you from your broker
Telephone: (330) 438-3000	stating as such to the Annual Meeting.

For directions to the Annual Meeting, you may call 330-471-3378.

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so that your shares may be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

ê  Please fold and detach card at perforation before mailing. ê

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified.

1.	Election of Directors to serve in Class III for a term of three years:

(01)	Stanley C. Gault	(02)	Joseph W. Ralston	(03)	John M. Timken, Jr.
(04)	W. R. Timken, Jr.	(05)	Jacqueline F. Woods

☐	FOR all nominees listed above (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed above

To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below:

2.     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

VOTE BY TELEPHONE
Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Stock Transfer Dept (TK) National City Bank, P.O. Box 92301 Cleveland, OH 44193-0900.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-800-542-1160	Vote by Internet Access the Website and Cast your vote: http://www.votefast.com	Vote by Mail Return your proxy in the Postage-Paid envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on April 14, 2003 to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy by mail.

YOUR CONTROL NUMBER IS:

Proxy must be signed and dated below.
ê  Please fold and detach card at perforation before mailing. ê

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

The undersigned appoints W. R. Timken, Jr.; James W. Griffith; Bill J. Bowling; and Scott A. Scherff; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held at 1835 Dueber Avenue, S.W., Canton, Ohio, on April 15, 2003 at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company’s or its subsidiaries’ associate share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting.

Signature

Signature (if jointly held)

Date: ______________________________________, 2003

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE.